Exhibit 99.1

FOR IMMEDIATE RELEASE

NEW YORK CANYON DRILL PROGRAM UPDATE

Las Vegas, Nevada, November 23, 2004 - Aberdene Mines Limited (OTCBB: ABRM) is pleased to announce that it has completed drill hole #04-01 on the New York Canyon Copper project located in Mineral County Nevada. Aberdene is currently awaiting the assay results from the laboratory.

Aberdene is also pleased to announce that drill hole # 04-2 was collared on a site which Aberdene owns 100% under option, which contains part of the Copper Queen deposit. This hole is being drilled between two of Conoco's (Continental Oil Company) mineralized drill holes. Conoco's hole # 42 intersected 1020 feet of 0.41% copper and 0.012% molybdenum, and hole # 44 intersected 300 feet of 0.44% copper and 0.004% molybdenum.

Aberdene's drill hole # 04-02 is being drilled to confirm the continuity of the mineralization and grade which Conoco used to calculate the current estimated resource of the Copper Queen Deposit which is currently at 142 million tons of 0.35% copper and 0.015% molybdenum. As noted by Aberdene's consulting geologist, Mr. Jay Santos, the prior work did not properly assay molybdenum, gold and silver. Where data was available, the assay of molybdenum was about twice that of geochemical molybdenum. Conoco ceased work with the collapse of copper prices and their inability to acquire key pieces of ground. For the first time in the projects history, the operator now controls this ground and all the mineralized areas and the improved market prices of both copper and molybdenum greatly enhance the project's value.

Aberdene's next proposed drill hole #04-03 is 1500 feet to the northeast of drill hole #04-2 where an angle hole with no follow-up drilling hit 400 feet of 0.37% copper and 0.011% molybdenum. Aberdene's consulting geologist, Mr. Jay Santos, feels that this drill program could open up a very large area of open pit resource.

About New York Canyon

Aberdene Mines Ltd.'s strategic land position is located in the New York Canyon area, Mineral County, Nevada. The Company has, under option from Nevada Sunrise LLC, the rights to explore both the unpatented and patented mineral claims representing approximately 4,890 acres comprising the New York Canyon Copper Project. The project is regionally located south of the old mining district of Santa Fe in the southeastern part of Mineral County, Nevada. The deposit is located seven miles east of the village of Luning and 32 road miles from the town of Hawthorne. Additionally, the property is about 5 miles SSE of the Santa Fe Gold Mine, a former heap leach mine operated by Homestake Mining Co.

On behalf of the Board of Directors
ABERDENE MINES LTD.
Brent Jardine, President

For more information contact:	Aberdene Mines Ltd.
Investor Relations	101 Convention Centre Drive - Suite 700
Kirin Capital Corp.	Las Vegas, Nevada 89109
info@kirincapital.com	T: (702) 939-5389
1-866-843-8911	F: (702 221-0904

Disclaimer: This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Aberdene Mine's expectations, and Aberdene Mines expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to close the acquisition of mineral exploration properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.